Exhibit 10.1

Coleman Cable, Inc.

Form of Performance-Based Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (the “Agreement”) is entered into as of the              day of                 , 20         (the “Award Date”) between Coleman Cable, Inc. (the “Company”) and [                    ] (the “Participant”). Any term capitalized but not defined in this Agreement shall have the meaning set forth in the Coleman Cable, Inc. Long-Term Incentive Plan, as amended and restated effective April 30, 2008 (the “Plan”).

The Plan provides for the grant of restricted stock units to employees and directors of the Company or its Subsidiaries as approved by the Board or the Committee. In exercise of its discretion under the Plan, the Board or the Committee has determined that the Participant should receive a restricted stock unit award under the Plan and, accordingly, the Company and the Participant hereby agree as follows:

1. Grant. The Company hereby grants to the Participant an award (the “Award”) of [            ] restricted stock units (the “Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive an amount equal in value to one share of Stock (a “Share”), payable in cash or Shares (as described in Sections 4 and 5 below), if and when the Restricted Stock Unit vests subject to the terms of this Agreement.

2. Stock Certificates. The Company shall retain the certificates representing the Restricted Stock Units in its possession until all conditions and restrictions applicable to the Restricted Stock Units have been satisfied in accordance with the Plan and this Agreement.

3. Rights as Shareholder. Unless and until an Restricted Stock Unit has vested and an underlying Share has been distributed to the Participant, the Participant shall not be entitled to vote with respect to the Restricted Stock Unit or the Share.

If the Company declares a cash dividend on its Stock, then, on the payment date of the dividend, the Participant will be credited with dividend equivalents equal to the amount of cash dividend per share multiplied by the number of Restricted Stock Units credited to the Participant through the record date. The dollar amount credited to a Participant under the preceding sentence will be credited to an account (“Account”) established for the Participant for bookkeeping purposes only on the books of the Company. The amounts credited to the Account will be credited as of the last day of each month with interest, compounded monthly, until the amount credited to the Account is paid to the Participant. The rate of interest credited under the previous sentence will be the prime rate of interest as reported by the Midwest edition of the Wall Street Journal for the second business day of each quarter on an annual basis. The balance in the Account will be subject to the same terms regarding vesting and forfeiture as the Participant’s Restricted Stock Units awarded under the accompanying letter and this document, and will be paid in cash in a single sum at the time that the Shares associated with the Participant’s Restricted Stock Units are delivered (or forfeited at the time that the Employee’s Restricted Stock Units are forfeited).

4. Vesting; Forfeiture. The Participant’s Restricted Stock Units shall become vested in accordance with the following terms:

•	[ ] Restricted Stock Units shall vest on the date that the Company’s Stock price equals at least $ per share;

•	An additional [ ] Restricted Stock Units shall vest on the date that the Company’s Stock price equals at least $ per share; and

•	The remaining [ ] Restricted Stock Units shall vest on the date that the Company’s Stock price equals at least $ per share;

provided, however, that the Participant remains continuously employed by, or in service as a director of, the Company or a Subsidiary until each such respective vesting date. Notwithstanding the foregoing, Restricted Stock Units that have not become vested as of the tenth anniversary of the Award Date shall be forfeited on that date. Vesting of the Restricted Stock Units pursuant to the goals above may also occur in the event of a merger or acquisition of the Company in which the price per share for the Company’s Stock satisfies the above vesting thresholds. Notwithstanding any provision to the contrary in any other agreement entered into between the Participant and the Company, if the Participant terminates service with the Company and its Subsidiaries for any reason before all of his/her Restricted Stock Units have become vested under this Agreement, the Participant’s Restricted Stock Units that have not become vested as of the effective date of the termination shall be forfeited. Neither the Company nor any Subsidiary shall have any further obligations to the Participant under this Agreement with respect to forfeited Restricted Stock Units.

5. Terms and Conditions of Payment. Of the total number of Restricted Stock Units that vest upon satisfaction of each goal in accordance with Section 4,

(a) two-thirds of the vested Restricted Stock Units shall be distributed to the Participant in the form of Shares (        ,              and              Restricted Stock Units upon attainment of the $            , $             and $             price per share goals, respectively), and

(b) one-third of the vested Restricted Stock Units shall be distributed to the Participant in the form of cash (        ,              and              Restricted Stock Units upon attainment of the $            , $             and $             price per share goals, respectively), based on the value of the Shares upon vesting.

Distributions of cash or (with respect to Restricted Stock Units payable in Shares) certificates (or book entry notation) shall be made as soon as practicable after the Restricted Stock Units have become vested. If the Participant dies before the Company has distributed all cash and Shares subject to vested Restricted Stock Units, the Company shall make distributions to the beneficiary or beneficiaries the Participant designated, in the proportions the Participant specified. If the Participant failed to designate a beneficiary or beneficiaries, the Company shall make distributions to the Participant’s estate. The Company shall make distributions for all vested Restricted Stock Units no later than six months after the Participant’s death.

Notwithstanding the foregoing, the Company shall not distribute cash or Shares upon vesting of the Restricted Stock Units until the Participant has paid to the Company or a Subsidiary the amount required to be withheld for federal, state or local taxes. The Participant may satisfy the required withholding amount by directing that the Company use for this purpose a portion of the Shares or cash that would otherwise be distributed to him/her.

6. Legend on Stock Certificates. The Company may require that certificates (or book entry notation) for Restricted Stock Units payable in Shares that are distributed to the Participant in accordance with Section 5 bear any legend that counsel to the Company believes is necessary or desirable to facilitate compliance with applicable securities laws.

7. Delivery of Certificates. Notwithstanding the provisions of Sections 4 and 5, the Company is not required to issue or deliver any certificates (or book entry notation) for Shares upon vesting of Restricted Stock Units before completing the steps necessary to comply with applicable federal and state securities laws (including any registration requirements) and applicable stock exchange rules and practices. The Company shall use commercially reasonable efforts to cause compliance with those laws, rules and practices.

The Company shall not make any distribution of certificates (or book entry notation) before the first date the Shares underlying the Restricted Stock Units may be distributed to the Participant without penalty or forfeiture under federal or state laws or regulations governing short swing trading of securities. In determining whether a distribution would result in such a penalty or forfeiture, the Company and the Committee may rely upon information reasonably available to them or upon representations of the Participant’s legal or personal representative.

8. No Right to Employment. Nothing in the Plan or this Agreement shall be construed as creating any right in the Participant to continued employment or service, or as altering or amending the existing terms and conditions of the Participant’s employment or service.

9. Nontransferability. No interest of the Participant or any beneficiary in or under this Agreement shall be assignable or transferable by voluntary or involuntary act or by operation of law, other than by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in section 414(p)) of the Code. Distribution of Shares or cash upon vesting of Restricted Stock Units shall be made only to the Participant; or, if the Committee has been provided with evidence acceptable to it that the Participant is legally incompetent, the Participant’s guardian or legal representative; or, if the Participant is deceased, to the beneficiaries that the Participant has designated in the manner required by the Committee or, in the absence of a designated beneficiary, to the Participant’s estate. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant. Any effort to assign or transfer the rights under this Agreement shall be wholly ineffective, and shall be grounds for termination by the Committee of all rights of the Participant and his/her beneficiary in and under this Agreement.

10. Administration. The Committee administers the Plan. The Participant’s rights under this Agreement are expressly subject to the terms and conditions of the Plan, including required shareholder approval thereof, and to any guidelines the Committee adopts from time to time. The Participant hereby acknowledges receipt of a copy of the Plan.

11. Interpretation. Any interpretation by the Committee of the terms and conditions of the Plan and this Agreement shall be final. This Agreement shall be governed by and construed under the laws of the State of Illinois, determined without regard to its conflicts of law rules, except as such laws are preempted by the laws of the United States. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement shall be exclusively in the courts in the State of Illinois, County of Cook, including the Federal Courts located therein (should Federal jurisdiction exist).

12. Sole Agreement. The Award and this Agreement are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully herein. In the event that the terms of the Award and this Agreement conflict with the terms of the Plan, the Plan shall control. This Agreement is the entire agreement between the parties hereto, and any and all prior oral and written representations are merged in this Agreement. This Agreement may be amended only by written agreement between the Participant and the Company.

13. Counterparts. The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the day and year first above written.

Coleman Cable, Inc.

By:
Its:

[PARTICIPANT NAME]

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